Genesis Energy, LLC
2010 Long-Term Incentive Plan
Phantom Units with DERs Award

GRANT made as of [Date] between Genesis Energy, LLC, a Delaware limited liability company (the “Company”), and __________ (“Director” or “Participant”).

To carry out the purposes of the Genesis Energy, LLC 2010 Long-Term Incentive Plan (the “2010 Plan”), by affording Participant the opportunity to receive cash payments based on the Fair Market Value of the Common Units (“Units”) of Genesis Energy, L.P. (the “Partnership”), the Company hereby grants you Phantom Units with DERs as follows:

1.	Grant of Phantom Units with DERs.

(a)
General. The Company hereby grants to Director ___ Phantom Units pursuant to the 2010 Plan. This grant of Phantom Units also includes a grant of tandem DERs with respect to each Phantom Unit. The Company shall establish a DER bookkeeping account with respect to each Phantom Unit (“DER Account”) that shall be credited with an amount equal to any cash distributions made by the Partnership on a Unit during the period such tandem Phantom Unit is outstanding. If the participant is a Director on the date on which Partnership pays pro rata cash distributions to its unitholders, the Company shall pay the Participant on such date an amount of money equal to her/his DER Account balance, subject to any limitations provided in this Agreement or the 2010 Plan. This grant is subject to the terms and conditions of the 2010 Plan, which is incorporated herein by reference as a part of this Agreement. A copy of the 2010 Plan is attached hereto. In the event of any conflict between the terms of this Agreement and the 2010 Plan, the 2010 Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the 2010 Plan, unless the context requires otherwise.

(b)
Vesting. Except as otherwise provided in Paragraph 2 hereof, all Phantom Units and DERs granted hereunder are 100% vested and, not withstanding Section 5(A)(iii) of the 2010 Plan, will be paid on the Settlement Date specified on Schedule A hereto.

2.	Events Occurring Prior to Settlement Date.

(a)
Death or Disability. If, prior to the Settlement Date, Director ceases to be a Director as a result of death or disability (within the Company’s policy or determination thereof), all unvested Phantom Units and DERs granted hereunder then held by Director will automatically become payable upon such separation from service.

(b)
Other Termination. If Director ceases to be a Director for any reason other than death or disability as provided in (a) above, all Phantom Units and DERs granted hereunder then held by Director will automatically become payable upon such separation from service.

(c)
Change in Control. Notwithstanding any other provision hereof, upon a Change in Control, all Phantom Units and DERs granted hereunder then held by Director will automatically become payable upon such Change in Control.

3.
Payment. As soon as administratively practicable and not later than 30 days after earliest to occur of the Settlement Date specified on Schedule A hereto or an event specified under Section 2, Director shall receive from the Company, in cancellation of all such outstanding Phantom Units and DERs, a cash payment equal to the sum of (i) the Fair Market Value of a Unit on the Settlement Date or the date of the event specified under

Section 2, as the case may be, and (ii) the amount of cash then credited to the DER Account with respect to each outstanding Phantom Unit.

4.
Limitations Upon Transfer. All rights under this Grant shall belong to Director and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined by the Internal Revenue Code of 1986, as amended), and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provision in this Grant, or the 2010 Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

5.
Withholding of Tax. To the extent that the grant, vesting or payment of a vested Phantom Unit or DER results in the receipt of compensation by Director with respect to which the Company or Affiliate has a withholding obligation, the Company or Affiliate shall withhold such amount from any payment otherwise due under this Grant.

6.	Binding Effect. This Grant shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Director.

GENESIS ENERGY, LLC

By: ________________________________
Name: Grant E. Sims
Title: Chairman of the Board

Schedule A

Units Granted	Settlement Date___________

Phantom Units	[Three years from Date of Grant]

DERs	Each date Unit distributions are declared and paid for Unit holders of the Partnership

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